Exhibit 23.7
[Letterhead of KTR Real Estate Advisors LLC]
November 15, 2011
Angeles Realty Corporation II, as
Managing General Partner of Angeles Income Properties, Ltd. 6
55 Beattie Place, PO Box 1089
Greenville, South Carolina 29602

Re:	Appraisal of Lazy Hollow Apartments (Columbia, Maryland), dated October 20, 2011.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal report, in its entirety, referenced above (the “Appraisal Report”) with Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-175842) (as so amended, the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and Amendment No. 1 to the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Appraisal Report, in its entirety, to the limited partners of Angeles Income Properties, Ltd. 6 (“AIP 6”) upon their request in connection with the transactions involving AIP 6, as described in the Registration Statement, and (ii) the reference to our firm and the description of the Appraisal Report in the Registration Statement, including any amendments or supplements thereto, that may be filed with the SEC. We further acknowledge that the Appraisal Report, in its entirety, will be generally available to the public through the filings with the SEC.

KTR REAL ESTATE ADVISORS LLC

By:	/s/ Thomas J. Tener
Name:	Thomas J. Tener
Title:	Managing Member